Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Investors	Media
U.S. Energy Systems, Inc.	Kekst and Company
Jeremy Rosen, 212-588-8901	Adam Weiner / Joel Steinhaus
info@useyinc.com	212-521-4800

U.S. Energy Systems, Inc. Receives Nasdaq Staff Determination Letter for

Non-Receipt of the Company’s First Quarter Form 10-Q

NEW YORK CITY, May 29, 2007 – U.S. Energy Systems, Inc. (Nasdaq: USEY), a “clean and green” energy company, today announced that on May 22, 2007 the Company received a Staff Determination Letter from the Nasdaq Stock Market notifying the Company of its non-compliance with Marketplace Rule 4310(c)(14) for the Company’s failure to file its Form 10-Q for the period ended March 31, 2007.

The previously reported restatement of the accounting treatment for the August 2006 acquisition of the UK assets and the November 2006 acquisition of Cinergy’s ownership interest in USEB has resulted in a delay in the completion of the Company’s year-end financial statements, and a consequent delay in the completion of the Company’s first quarter financial statements. The Company intends to file both its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 as well as its First Quarter Report on Form 10-Q for the period ended March 31, 2007 as soon as practicable after the preparation and audit of the Company’s financial statements is completed.

On April 18, 2007, USEY received a similarly related Staff Determination Letter from Nasdaq for non-receipt of the Company’s Form 10-K for the period ended December 31, 2006. On April 26, 2007, the Company announced that the Nasdaq Stock Market had stayed its previously announced delisting action and had granted the Company’s request for an appeal hearing before the Nasdaq Listing Qualifications Panel, which remains scheduled for June 7, 2007. Under Marketplace Rule 4808(c), the Company is instructed to address this additional deficiency at its Panel hearing. There can be no assurance that, following the June 7, 2007 hearing, the Panel will grant the Company’s request for continued listing.

USEY is a “clean and green” energy company that owns and operates renewable energy, clean energy and power generation businesses in the U.S. and UK.

Additional information is available on the Company’s website at: http://www.useyinc.com.

About U.S. Energy Systems, Inc.

U.S. Energy Systems, Inc. is an owner of green power and clean energy and resources. USEY owns and operates energy projects in the United States and United Kingdom that generate electricity, thermal energy and gas production.

Certain matters discussed in this press release are forward-looking statements, and certain important factors may affect the Company’s actual results and could cause actual results to differ materially from any forward-looking statements made in this release, or which are otherwise made by or on behalf of the Company. Such factors include, but are not limited to, the effect of USEB’s Chapter 11 filing, access to needed financing or refinancing on acceptable terms, revisions in the initial estimates in the fair market value of the acquired assets, failure to realize the estimated savings or operating results of the acquisition, and other risks associated with acquisitions generally, including risks relating to managing and integrating acquired businesses, changes in market conditions, the impact of competition, changes in local or regional economic conditions, and the amount and rate of growth in expenses, dependence on management and key personnel, changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues, the inability to commence planned projects in a timely manner, our ability to continue our growth strategy, and the ability to complete acquisitions, as well as other risks detailed from time to time in U.S. Energy’s Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the year ended December 31, 2005 as well as the Form 10-Q, as amended, for the period ended September 30, 2006. We do not undertake to update any of the information set forth in this press release.

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